EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
GEO HOLDINGS CORP.

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Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware

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Charles Lowrey, being the Chief Financial Officer of GEO Holdings Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:           That the Restated Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

ARTICLE ONE

The name of the Corporation is GSE Holding, Inc.

SECOND:     That the Board of Directors of the Corporation approved the foregoing amendment by unanimous written consent pursuant to the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

THIRD:          That the stockholders entitled to vote thereon approved the foregoing amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 11th day of July, 2011.

GEO HOLDINGS CORP.
a Delaware corporation

By:	/s/ Charles Lowrey

Name:	Charles Lowrey
Title:	Chief Financial Officer